SENIOR INDEPENDENT
                                 LIVING FACILITY
                              MANAGEMENT AGREEMENT



                                 by and between


                          CAPITAL SENIOR LIVING, INC.,
                               a Texas corporation
                                  ("Manager"),


                             SHP II CARMICHAEL, LLC,
                      a Delaware limited liability company
                                   ("Owner"),






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                                TABLE OF CONTENTS


Section           Title                                                                                        Page
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


Section 1.        APPOINTMENT OF MANAGER..........................................................................1
Section 2.        TERM............................................................................................1
Section 3.        RESPONSIBILITIES OF MANAGER.....................................................................1
                  3.1        Operation and Affairs................................................................2
                  3.2        Management and Employees.............................................................2
                  3.3        Salaries and Benefits................................................................2
                  3.4        Billing, Accounting and Collections..................................................2
                  3.5        Services.............................................................................3
                  3.6        Payment Services.....................................................................3
                  3.7        Community Relations..................................................................3
                  3.8        Manuals..............................................................................3
                  3.9        Insurance............................................................................3
                  3.10       Agreements...........................................................................3
                  3.11       Employee Relations...................................................................4
                  3.12       Licensing............................................................................4
                  3.13       Evaluations..........................................................................4
                  3.14       Accounting and Control Systems.......................................................4
                  3.15       Quality Control......................................................................4
                  3.16       Marketing and Overall Business Plan..................................................4
                  3.17       Cooperation Upon Termination and in Connection with Sales and Financings.............4
                  3.18       Certifications.......................................................................5
                  3.19       Operation as a REOC..................................................................5
Section 4.        RESPONSIBILITIES OF OWNER.......................................................................5
                  4.1        Cooperation..........................................................................5
                  4.2        Inspection of Documents..............................................................5
                  4.3         Proprietary Property................................................................5
                  4.4        Rights to Inspect and Review.........................................................5
Section 5.        FEES............................................................................................6
                  5.1        Management Fee.......................................................................6
                  5.2        Other Fees and Reimbursements........................................................6
                  5.3        Overdue Invoices.....................................................................6
Section 6         ANNUAL PLAN, BUDGETS AND REPORTS................................................................6
                  6.1        Annual Plan..........................................................................6
                  6.2        Annual Budget........................................................................7
                  6.3        Capital Expenditures.................................................................7
                  6.4        Operating Budget.....................................................................7

                                      (i)
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                  6.5        Reports..............................................................................8
                  6.6        Budget Variances.....................................................................9
Section 7         BANK ACCOUNTS AND WORKING CAPITAL...............................................................9
                  7.1        Operating Account....................................................................9
                  7.2        Taxes...............................................................................10
Section 8.        LICENSES, PERMITS, CERTIFICATIONS AND CONTESTS.................................................10
                  8.1        Licenses, Permits and Approvals.....................................................10
                  8.2        Government Actions..................................................................10
                  8.3        Legal Proceedings...................................................................10
                  8.4        Compliance..........................................................................11
Section 9.        INSURANCE......................................................................................11
                  9.1        Facility Insurance..................................................................11
                  9.2        Liability Insurance.................................................................11
                  9.3        Additional Insurance................................................................12
                  9.4        Subcontractor's Insurance...........................................................13
                  9.5        Certificates of Insurance...........................................................13
                  9.6        Mutual Waivers......................................................................13
                  9.7        Cooperation With Insurance Carriers.................................................14
                  9.8        Compliance With Insurance Policies..................................................14
                  9.9        Insurance Claims....................................................................14
                  9.10       Financial Condition of Carriers.....................................................15
Section 10.       MANAGER'S HOME OFFICE PERSONNEL................................................................15
Section 11.       REPRESENTATIONS AND WARRANTIES.................................................................15
                  11.1       Status..............................................................................15
                  11.2       Authority and Due Execution.........................................................15
                  11.3       Litigation..........................................................................15
Section 12.       TERMINATION....................................................................................16
                  12.1       Termination for Cause...............................................................16
                             (a)         Bankruptcy, etc.........................................................16
                             (b)         Default.................................................................16
                             (c)         Willful Misconduct......................................................16
                  12.2       Termination Without Cause...........................................................16
                             (a)         Damage/Condemnation.....................................................17
                             (b)         Sale....................................................................17
                             (c)         NOI Threshold...........................................................17
                  12.3       Effect of Termination...............................................................17
Section 13.       NOTICES........................................................................................18
Section 14.       COSTS AND EXPENSES, INDEMNITY AND INSURANCE....................................................19
                  14.1       Costs and Fees......................................................................19
                  14.2       Indemnification.....................................................................19

                                      (ii)

Section 15        MISCELLANEOUS..................................................................................20
                  15.1       Government Regulations..............................................................20
                  15.2       Good Faith Effort by Manager........................................................20
                  15.3       Assignment..........................................................................20
                  15.4       Subordination.......................................................................20
                  15.5       Retention of Control by Owner.......................................................21
                  15.6       Books and Records...................................................................21
                  15.7       Binding Agreement...................................................................21
                  15.8       Relationship of Parties.............................................................21
                  15.9       Entire Agreement; Amendments........................................................21
                  15.10      Governing Law.......................................................................21
                  15.11      Arbitration of Accounting Matters...................................................21
                  15.12      Maintenance of Books, Records and Documents.........................................22
                  15.13      Further Assurances..................................................................22
                  15.14      Certain Definitions.................................................................22
                             (a)         Affiliate...............................................................22
                             (b)         Person..................................................................22
                             (c)         Gross Revenue...........................................................22
                             (d)         Facility Operating Expenses.............................................22
                  15.15      Attorneys' and Other Fees...........................................................23
                  15.16      Severability........................................................................23
                  15.17      Counterparts........................................................................23
Section 16        RIGHT OF FIRST OFFER FOR SALE OF PROPERTY......................................................23


Schedule 1........-          Legal Description
Schedule 6.1......-          Forms of Annual Plan, Annual Budget, Capital Budget and
                             Operating Budget

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                                     (iii)
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                               SENIOR INDEPENDENT
                                 LIVING FACILITY
                              MANAGEMENT AGREEMENT



         THIS MANAGEMENT AGREEMENT (the "Agreement"), dated as of September 30, 2003, is entered into by and between CAPITAL SENIOR LIVING, INC., a Texas corporation ("Manager"), SHP II CARMICHAEL, LLC, a Delaware limited liability company ("Owner").

                                   BACKGROUND

         A. Owner is the owner of the property  more  particularly  described in
Schedule 1 attached hereto which is improved with a senior independent living facility (such real property, existing facilities and equipment are referred to individually as a "Facility").

         B. Owner desires to engage Manager to operate, manage and lease the Facility.

         C. Manager desires to operate, manage, market and lease such Facility and provide operational, accounting and financial services to such Facility and Manager is willing to provide such services with respect to the Facility on the basis, terms and conditions set forth below.

         D. Owner and Manager hereby acknowledge that this Agreement shall supercede any prior agreements between the parties.

                                      TERMS

         NOW,  THEREFORE,   in  consideration  of  the  mutual  representations,
covenants and agreements set forth below, and intending to be legally bound, Manager and Owner agree as follows:

         Section 1. APPOINTMENT OF MANAGER. Owner hereby appoints and employs Manager as operating manager of the Facility, and Manager agrees to act as operating manager of the Facility, to supervise, direct and control the day-to-day business activities, management and operation, and repair the Facility and all phases of its operations in the name of, on behalf of, and subject to the overall supervision of and control of Owner and for Owner's account during the term of this Agreement.

         Section 2. TERM. The term of this Agreement shall commence on the date hereof (the "Effective Date"), and shall continue, unless otherwise terminated as permitted herein, until the date five (5) years from the Effective Date (the "Initial Term").

         Section 3. RESPONSIBILITIES OF MANAGER. In connection with the supervision, direction and management of the Facility, Manager shall (either directly or through supervision of employees of the Facility), as agent, on behalf of, and subject to the terms of this Agreement and the overall

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supervision  and  control  of  Owner,  perform  or  cause to be  performed,  the following services:

         3.1. Operation and Affairs. Manage the operations and business affairs of the Facility, including, but not limited to, the provision of services and assistance to residents of the Facility, staffing, accounting services (but not audit services), billing, collection, marketing, maintenance, construction coordination, advertising, rate setting and general on-site administration.

         3.2. Management and Employees. Select, employ, supervise, and train all employees and personnel necessary for the effective operation of the Facility and as required by law, subject to availability, including, without limitation, as reasonably deemed necessary, corporate staff, accounting personnel, a marketing director, a dietary director, leasing agents, maintenance personnel, assistants and an executive director (the "Director"). Each of the employees may be replaced by Manager from time to time and promoted, directed, assigned and discharged, all within Manager's sole discretion. Such employees shall be employees of Manager, but the "Employment Costs" (as defined below) for such employees will be included in the operating costs of the Facility. Subject to and in accordance with the approved Annual Budget and the Annual Plan or variances as may be permitted under Section 6, Owner agrees to reimburse Manager for all direct and indirect employment related costs associated with any such employee, including, without limitation, compensation, salary, bonuses, reasonable business expense reimbursements approved by Manager, employer's FICA payments, severance, unemployment compensation and other employment taxes, bonuses, automobile allowances, vacation, personal and sick leave benefits, workers' compensation, group life, health and accident insurance premiums, pension, disability and other benefits and third party payroll processing fees (collectively, "Employment Costs"). Notwithstanding the foregoing, Owner shall not be obligated to reimburse Manager for Employment Costs associated with corporate or regional personnel of Manager or any personnel not located at the Facility unless approved in writing by Owner nor shall Owner be obligated to reimburse Manager for travel costs for such employees except up to an amount not in excess of $10,000.00 in any calendar year.

         3.3. Salaries and Benefits. With the prior written consent of the Owner, which shall not be unreasonably withheld or delayed, institute and amend from time to time, general salary scales, personnel policies and appropriate employee benefits for all employees of the Facility.

         3.4. Billing, Accounting and Collections. Issue bills for services and materials furnished by the Facility and collect accounts receivable and monies owed to the Facility; design and maintain accounting, billing and collection records; and to the extent applicable, prepare and file, or supervise the preparation and filing of all necessary or desirable billings, applications, reports and claims related to revenue production. Owner expressly constitutes Manager, to the extent permitted by applicable law, as its agent to administer, process and collect, on Owner's behalf and in its name, any third party receivables. Manager shall have the right to enforce Owner's rights as creditor under any contract relating to the Facility or in connection with rendering any services at the Facility for the purposes of collecting accounts receivable and monies owed the Facility, and Manager shall make reasonable efforts to collect all such receivables and monies at Owner's expense.



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

         3.5. Services. Administer, supervise, coordinate and schedule all services of the Facility, including the provision of food, barber/beautician and any other ancillary services as Manager deems appropriate. Such services may be provided by contracts or leases for the account of Owner. Except as may be approved in advance by Owner, all such service agreements which require payments in excess of $50,000.00 shall be entered into by Manager with the party who submits the lowest, conforming bid from among at least three (3) qualified bids obtained by Manager. Any such agreements or leases not terminable upon thirty
(30) days' notice shall be subject to prior approval of Owner, which approval may be withheld in Owner's sole discretion. Manager may contract with any companies that are owned by Manager, are owned under common control with Management, that own Manager, or the controlling interest of which is owned by some or all of the parties that own controlling interest in Manager ("Affiliates"), only with the prior written approval of Owner, which approval Owner will not unreasonably withhold, condition or delay, so long as (i) the contract terms and price are in keeping with the market terms that would be offered by an unrelated third party, and (ii) if Owner, in its sole discretion, requires that the applicable service requirement be put out for bid (regardless of the amount), the bid submitted by the Affiliate was with lowest conforming bid from among at least three (3) bidders. Manager shall use all reasonable efforts to obtain for the benefit of the Facility and the Owner all discounts and rebates available by making bulk purchases and by making early payments of invoices (consistent with the then approved Annual Budget). All such discounts, rebates or the like shall accrue to the benefit of the Facility and Owner and not to the Manager.

         3.6.  Payment  Services.  Provide for the payment of accounts  payable,
employee  payroll  taxes,  insurance  premiums,   mortgage  payments  and  other
obligations of the Facility.

         3.7. Community Relations. Establish and carry out appropriate public and community relations programs in accordance with the approved marketing plan approved pursuant to the provisions of Section 3.16, below.

         3.8. Manuals. Upon request by Owner, furnish to Owner for review and approval, which approval shall not be unreasonably withheld or delayed, policy manuals discussing aspects of the operation of the Facility and propose revisions to such policy manuals from time to time.

         3.9. Insurance. Obtain and maintain insurance coverage for the Facility as required by Section 9 of this Agreement, including insurance coverage naming Owner, Manager and such other persons as may be required by Section 9 and reasonably requested by Owner as additional insureds, with respect to services that could be provided by the Facility.

         3.10. Agreements. Negotiate and enter into, in the name of and on behalf of Owner, such agreements, contracts and orders as Manager may deem necessary or advisable for the furnishing of services, concessions and supplies for the operation and maintenance of the Facility.

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

         3.11. Employee Relations. Handle and settle employee relation matters, union and non-union, and negotiate with any labor union lawfully entitled to represent employees who work at the Facility; provided however, any collective bargaining agreement or labor contract must be submitted to Owner for its prior approval and provided, further, that the institution of any labor litigation and any labor settlement in excess of the sum of Twenty-five Thousand Dollars ($25,000) for the Facility must be approved by Owner, which approval shall not be unreasonably withheld or delayed.

         3.12. Licensing. At Owner's sole cost and expense, file all reports, pay all fees, respond to all notices and take all other action reasonably necessary to keep in full force and effect all licenses necessary for operation of the Facility.

         3.13. Evaluations. Make periodic evaluations of the performance of all departments of the Facility and provide written notification to Owner in the event of any material substandard performance.

         3.14. Accounting and Control Systems. Implement and maintain accounting and internal control systems using accounts and classifications consistent with those used in senior facilities managed by Manager. Manager agrees to consolidate and forward electronically summary data in an Excel spreadsheet format as reasonably required by Owner or such other format as may be reasonably required by Owner. To the extent that such format requires new or additional computer hardware or software, the Owner shall be responsible for the costs thereof.

         3.15. Quality Control. Implement and maintain a program to provide objective measurements of the quality of services provided at the Facility and which may utilize resident questionnaires and interviews, periodic inspection, and such other techniques as Manager may reasonably deem necessary to maintain the quality of services at the Facility.

         3.16. Marketing and Overall Business Plan. Manager shall implement and maintain a program to operate the Facility and to lease units in the Facility to residents. Manager shall act as Owner's signatory for execution of all leases or occupancy agreements. Manager shall submit to Owner, along with the "Annual Budget," as provided in Section 6, below, a written marketing plan and budget for Owner's review and approval.

         3.17. Cooperation Upon Termination and in Connection with Sales and Financings. Manager shall extend its full cooperation to any broker, agent, lenders, appraisers or other advisors involved in any prospective sales or financings which Owner elects to pursue with respect to the Facility and also to Owner and any third party who takes over management of the Facility upon the termination of this Agreement. Such full cooperation shall include, without limitation, (i) providing access to the Facility, (ii) arranging interviews with residents, and Manager's key employees, and (iii) providing promptly upon request all information related to the Facility in Manager's possession or readily available to Manager including, without limitation, financial records, property tax records, employee records, copies of leases, copies of service contracts, copies of warranties and guarantees, health care licenses (and all reports related thereto), complete resident files, loss history reports and maintenance and repair records. Owner will reimburse Manager for any actual out-of-pocket costs incurred by Manager to comply with this Section 3.17.

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

         3.18. Certifications. Manager shall use its reasonable efforts to provide the certifications and support necessary for Owner to fulfill Owner's obligations in the Purchase and Sale Agreement related to licensing for the Facility.

         3.19. Operation as a REOC. Manager acknowledges that Owner has undertaken to conduct its affairs so as to qualify as a "real estate operating company" ("REOC") within the meaning of 29C.F.R. Section 2510.3-101.

         Section 4. RESPONSIBILITIES OF OWNER. Owner makes the following covenants which are material covenants and upon which Manager relies as an inducement to enter into this Agreement:

         4.1. Cooperation. Owner will cooperate with Manager to allow Manager to perform its services under this Agreement and will furnish Manager with all information required by it for the performance of its services under this Agreement. Owner will permit Manager full access to the Facility.

         4.2. Inspection of Documents. Other than the review and approval of the Annual Plan and Annual Budget, the procedures and timing for which will be governed by Section 6, below, Owner will examine all requests for approvals and documents submitted by Manager and render decisions pertaining thereto, when required, promptly, to avoid unreasonable delay in the progress of Manager's work, and, in any event, if Owner shall not respond negatively in writing to the notice within fifteen (15) days after the notice is sent, Owner shall be deemed to have approved the matter submitted to Owner. In any emergency situation (as determined by Manager), Manager shall not be required to seek or obtain Owner's approval for any actions which Manager, in its sole judgment, deems necessary or appropriate to respond to such situations, provided Manager promptly thereafter reports such action to Owner in writing. Subject to Owner's reasonable review and approval thereof, Owner shall execute and deliver any and all applications and other documents necessary or proper to be executed by Owner in connection with the operation of the Facility.

         4.3. Proprietary Property. Owner agrees that Manager retains all ownership and other rights in all proprietary systems, computer software, policy and other manuals, materials and other information, in whatever form, developed by Manager in the performance of its services under this Agreement. Owner agrees to maintain such proprietary systems and information on a confidential basis. Nothing contained in this Agreement shall be construed as a license or transfer of such information either during the term of this Agreement or otherwise. Upon termination of this Agreement, or earlier upon Manager's request, Owner shall immediately return all such information to Manager.

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


         4.4. Rights to Inspect and Review. Owner, its accountants, attorneys, agents and any of Owner's lenders shall have the right to enter upon any part of the Facility at any time during normal business hours (at any time if an emergency exists) for the purposes of examining or inspecting the same or examining and making extracts and copies of the books and records of the Facility or for any other purpose, including audits, which the Owner of the Facility, in its discretion, shall deem necessary or advisable, but the same shall be done with as little disruption to the business of the Facility as practicable. Books and records of the Facility shall be kept at the Facility and/or the Manager's corporate offices and a summary thereof in such location as directed by Owner.

         Section 5.        FEES.

         5.1. Management Fee. Compensation to the Manager, in addition to the other fees provided in this Section 5 and the reimbursement for operating expenses of the Facility (including, without limitation, Employment Costs) consists of a monthly fee (the "Management Fee"), payable on the fifteenth
(15th) day of each month in an amount equal to five percent (5%) of the "Gross Revenues" (as defined in Section 15.14(c)) of the Facility for the period from the first (1st) day of the prior month until the last day of the prior month. At the end of each calendar year, Gross Revenue for the entire calendar year shall be determined, and if such determination results in any adjustments to the Gross Revenue, as determined on a monthly basis, appropriate adjustments shall be made to the Management Fee, and any overpayments of such fee for such period shall be deducted from the next monthly installments of the Management Fee coming due.

         5.2. Other Fees and Reimbursements. The Management Fee shall be in addition to any and all other reimbursements due to Manager under this Agreement.

         5.3. Overdue Invoices. Owner shall pay Manager interest on amounts due to Manager which are not paid within thirty (30) days of their due date (and which late payment is not cured by Owner within ten (10) business days of written notice from Manager), at a rate of one and five-tenths percent (1.5%) per month on past due balance.

         Section 6.        ANNUAL PLAN, BUDGETS AND REPORTS.

         6.1. Annual Plan. Prior to the Effective Date of this Agreement, and no later than November 15 of calendar year 2003 and each calendar year thereafter, Manager shall submit to Owner an annual forecast of operations for the Facility for the upcoming calendar year ("Annual Plan"), which Annual Plan will include the Annual Budget, Capital Budget, and Operating Budget, as more particularly described below. The Annual Plan, as well as the Annual Budget, Capital Budget, and Operating Budget, shall be in reasonable detail and in substantially the form attached hereto as Schedule 6.1. The Annual Plan shall include the assumptions upon which the forecasts and budgets were prepared and shall include a proposed annual marketing plan, and such other information as may be reasonable and appropriate to fully advise Owner of all material facts and assumptions relevant to an evaluation of the Annual Plan. Upon request of Owner, Manager will meet with Owner to review the Annual Plan. Owner has approved the initial Annual Plan together with the Annual Budget, Capital Budget and Operating Budget dated September 10, 2003 for the remainder of calendar year 2003. Owner shall approve or disapprove any subsequent Annual Plan no later than fifteen (15) days prior to the end of each calendar year. When the Annual Plan has been approved by Owner, Manager is authorized to pay operating costs and make capital expenditures as set forth in the Annual Budget, Capital Budget, and Operating Budget, and Manager shall implement the provisions of the Annual Plan. Manager shall not expend more than the applicable amounts approved in the Capital Budget or Operating Budget respectively except as expressly permitted in
Section 6.6 below. If Owner does not approve specific items in the Annual Plan, Manager shall make appropriate revisions to the Annual Plan and resubmit the Annual Plan to Owner for approval. If Owner disapproves the Annual Budget, Capital Budget, or Operating Budget, expenditures for the upcoming calendar year will be handled as described in Section 6.2 below until such time as a new Annual Plan is approved. Manager agrees to use its commercially reasonable best efforts to operate the Facility as provided in the approved Annual Plan.

         6.2. Annual Budget. Prior to the Effective Date of this Agreement, and no later than November 15 of calendar year 2003 and each calendar year thereafter, Manager shall submit to Owner an annual budget (each an "Annual Budget") covering the operations of and proposed capital expenditures to be made with respect to the Facility for the next calendar year (or the remainder of the current calendar year, in the case of the initial budget). Owner shall approve or disapprove the Annual Budget submitted by Manager no later than December 15 of each calendar year. Unless and until the Annual Budget for any year is approved by Owner, Manager shall operate the Facility on the basis of the prior year's approved Annual Budget (excluding any extraordinary items) increased by the percentage change in the Consumer Price Index, All Urban Consumers (U.S. Cities Average) ("CPI") released by the United States Department of Labor, Bureau of Labor Statistics in the previous twelve (12) months. If the CPI shall no longer be published or cannot be readjusted, then another index, generally recognized as authoritative, shall be substituted by agreement between the parties.

         6.3. Capital Expenditures. The Annual Budget shall include a capital budget (the "Capital Budget") outlining a program of capital expenditures as may be required by applicable law, any lender to Owner or in Manager's reasonable business judgment during the next calendar year (or the remainder of the current calendar year, in the case of the initial budget), in which each proposed capital expenditure will be designated as either mandatory, highly recommended or desirable. Owner may approve or reject, in its discretion, each proposed capital expenditure, except those indicated as mandatory. Manager shall be responsible for designating as a "mandatory capital expenditure" any expenditure which, if not made would, in Manager's judgment, (a) cause a Facility to lose or put at risk its license; (b) place at risk the safety of a Facility resident or employee; (c) cause the issuance of a formal notice that the operating license for the Facility, or any substantial portion of the Facility, will be revoked or suspended or qualified in any material adverse respect; or (d) subject Owner or Manager to civil or criminal prosecution.

         6.4. Operating Budget. The Annual Budget shall include an operating budget (the "Operating Budget") setting forth an estimate of operating revenues and expenses related to the operation, management, marketing and leasing of the Facility, including, without limitation, Employment Costs, third party expenses and reimbursements to Manager for out-of-pocket expenses, including extraordinary travel costs associated with financing, for the next calendar year

(or the remainder of the current calendar year, in the case of the initial budget). The Annual Budget shall also include an explanation of anticipated changes in the Facility, including budgets for maintenance, operations and the acquisition of capital assets and capital improvements. In the preparation of the Annual Budget, Manager may make reasonable allocations of expenses between the Facility and other facilities operated by Manager based upon the relative benefit of such expenses to the Facility.

         6.5. Reports. As soon as available and in any event within twenty (20) days after the end of each month, Manager shall provide to Owner a report reconciling the actual operating expenses incurred during such month to the operating expenses shown on the Operating Budget for such month. Manager shall also furnish or arrange for the preparation of such other reports as may be required from time to time which may include: (a) unaudited monthly financial statements of the Owner for the month then ended related to the Facility prepared on a basis consistent with the Annual Budget; (b) at Owner's expense, audited annual financial statements of the Owner related to the Facility prepared by a nationally recognized certified public accounting firm or other independent certified public accounting firm, prepared in accordance with generally accepted accounting principles, and including a balance sheet, a statement of income and expenses for the year then ended; (c) monthly census information of the Facility as of the end of such month; and (d) an aged accounts receivable report from the Facility in sufficient detail to show amounts due from each resident by the account age classifications of thirty (30) days, sixty (60) days, ninety (90) days, one hundred twenty (120) days, and over one hundred twenty (120) days. Manager shall submit year-end profit and loss statements to Owner prior to March 1 of the year following the year for which they are prepared. Except as otherwise provided herein, Manager shall also prepare or cause to be prepared (at Manager's expense) and delivered to Owner on a monthly basis within twenty (20) days following the end of each calendar month, unless indicated to the contrary below, the following reports:

                  6.5.1 A current and year to date statement of operations, with material variance explanations, to be delivered within twenty-five (25) days following the end of each calendar month;

                  6.5.2 A current occupancy report, including rental rates for each unit and any move-ins or move-outs;

                  6.5.3 A capital expenditure report, with material variance explanations;

                  6.5.4 Upon request of Owner, an annual inventory;

                  6.5.5 Promptly upon completion of the work, copies of all invoices for all capital expenditures in excess of Twenty-five Thousand Dollars ($25,000), and, upon request, all other invoices;

                  6.5.6 The calculations and amounts used in determining the Management Fee payment;

                  6.5.7 Upon request by Owner, copies of all bank account statements from all Facility accounts with reconciliation ledgers;

                  6.5.8 Upon request of Owner, an annual listing of all amounts held as security deposits within sixty (60) days of the end of the calendar year;

                  6.5.9  At  reasonable   intervals,   general  reports  on  all
         construction in progress;

                  6.5.10 Such additional financial and operational information, excluding annual audits and tax returns for Owner, as may be reasonable and specifically requested from time to time by Owner; and

                  6.5.11 A monthly balance sheet.

         Manager shall provide from time to time such additional reports as may reasonably be requested by Owner concerning the Facility and its operations. All reports, statements and proposed budgets to be delivered under this Agreement shall be provided in form reasonably acceptable to Owner and shall be provided to all partners/members of Owner, as may be designated in writing by Owner. All monthly reports shall be submitted by Manager to Owner in an electronic format reasonably approved by Owner.

         6.6. Budget Variances.

         Manager may incur and expend amounts as an Owner's expense, consistent with the then approved Annual Budget, Capital Budget or Operating Budget. Manager may incur and expend amounts as an Owner's expense in excess of such Budgets if such amounts are incurred as a result of an emergency, or as a result of an increase in a third-party expense which was unexpected, not budgeted and outside Manager's control such as an increase in real estate taxes and assessment or utility charges, additions or modifications of Budget items as a result of compliance with laws or insurance requirements, increases in insurance premiums for insurance policies/coverages approved by Owner, costs and expenses of litigation and similar proceedings and any final orders, judgments or settlements. In addition to the foregoing, the Manager may incur and expend amounts as an Owner's expense to the extent that the total applicable quarterly Budget is not exceeded by more than ten percent (10%) of an amount equal to the total quarterly Budget for all items other than taxes, insurance, utilities and the Management Fee or if Manager believes such quarterly Budget is may be exceeded, Manager may seek Owner's approval to exceed the quarterly Budget, which approval shall not be unreasonably withheld, conditioned or delayed by Owner.

         Section 7.        BANK ACCOUNTS AND WORKING CAPITAL.

         7.1. Operating Account. Manager, in the name of the Owner and on behalf of Owner, shall transfer all operating revenues of the Facility for deposit into a bank account established exclusively for that purpose by Owner ("Operating Account"). Manager shall supervise the disbursements from the Operating Account on behalf of Owner of such amounts and at such times as the same are required in

Manager's reasonable business judgment. Manager shall discharge such supervisory responsibilities in accordance with reasonable and customary business standards and practices. All costs and expenses (including Manager's Management Fee and other amounts due Manager and any Affiliates) incurred in the operation of the Facility shall be paid out of the Operating Account. Manager shall specify, with the approval of Owner, which approval shall not be unreasonably withheld, the signatory or signatories of Manager required on all checks or other documents of withdrawal submitted by Manager on the Operating Account, but a signatory designated by Owner may also be an authorized signatory on the Operating Account. If at any time the funds in the Operating Account are insufficient to pay the current operating expenses of the Facility, as provided in the Annual Budget or otherwise incurred by Manager as permitted by Section 6, above (a "Deficit"), the Owner shall within five (5) business days after receipt of notice from the Manager identifying such Deficit, deposit into such Operating Account an amount equal to the Deficit; provided, however, that (i) Manager shall with such notice provide adequate supporting documentation to substantiate such Deficit, and, (ii) all such current operating expenses shall have been incurred consistent with the terms of this Agreement. In no event will Manager be required to provide working capital funds to Owner or the Facility or to advance funds or fund any Deficit.

         7.2. Taxes. Any federal, state or local taxes, assessments or other governmental charges imposed on the Facility and arising from Owner's period of ownership are the obligations of Owner, not of Manager, and shall be paid out of the Operating Account. With the Owner's prior written consent, Manager may (and at Owner's discretion, Manager shall) contest the validity or amount of any such tax or imposition on the Facility.

         Section 8.        LICENSES, PERMITS, CERTIFICATIONS AND CONTESTS.

         8.1. Licenses, Permits and Approvals. Manager, as agent of Owner, shall assist Owner in its application for, in the name of Owner, and to obtain and maintain, on behalf of Owner, all necessary licenses, permits and approvals to operate the Facility, to substantially comply with all applicable laws, rules and regulations.

         8.2. Government Actions. Neither Owner nor Manager shall take any action or fail to take any action which such party knows will cause any governmental authority having jurisdiction over the operation of the Facility to institute any proceeding for the suspension, rescission or revocation of any necessary license, permit, certification or approval. Manager shall not take any action or fail to take action which Manager knows will adversely affect the Owner's right to accept and obtain payments under any private third-party medical payment programs, if any.

         8.3. Legal Proceedings. Manager shall, with the approval of and at the cost of Owner, have the right, on behalf of Owner, to contest by appropriate legal proceedings, diligently conducted in good faith in the name of Owner, the validity or application of any agreement, law, ordinance, rule, ruling, regulation, order or requirement of any governmental agency having jurisdiction over the operation of the Facility. Owner shall fully cooperate with Manager with regard to the contest and Owner shall pay from the Operating Account all reasonable attorneys' fees incurred with regard to the contest. Counsel for any such contest shall be selected by Manager and reasonably approved by Owner; provided, that Owner may also elect to hire its own attorney, who shall also be paid from the Operating Account. Manager shall, with the consent of Owner and at Owner's expense, process all third party payment claims and appeals for the services provided at the Facility, including without limitation, exhaustion of all applicable administrative proceedings or procedures, adjustment and denials by governmental agencies or their intermediaries and other third-party payors.

         8.4.Compliance. Owner shall comply with all federal, state and local laws, rules and regulations and requirements which are applicable to Owner and outside the scope of Manager's obligations hereunder to comply with such requirements on Owner's behalf, provided that Owner, at its sole expense and without expense to Manager, shall have the right to contest by proper legal proceedings the validity, so far as applicable to it, of any such law, rule, regulation or requirement, provided that such contest shall not result in a suspension of operations of the Facility, and provided, further, Owner shall not be deemed to be in breach of this covenant if Owner's failure to comply with any such law, rule, regulation or requirement is the result of the gross negligence or willful misconduct of Manager.

         Section 9.         INSURANCE

         9.1. Facility Insurance. Owner, at its expense, will obtain and keep in force "All Risk" facility insurance for the Facility and all equipment and contents therein (other than that owned by residents). Owner will also obtain and keep in force Boiler and Machinery coverage for the Facility. Owner may self-insure all or part of the risk described above. Each of the policies shall contain appropriate clauses pursuant to which the respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies.

         9.2. Liability Insurance. Manager, at the expense of the Owner (except as provided below with respect to professional liability coverage), will obtain and keep in force commercial general liability insurance coverage. Manager shall be the insured on such policy, with Owner named as an additional insured for accidents occurring on or about the Facility. Neither Owner nor Owner's insurance company shall be liable to Manager for the gross negligence, malice or willful misconduct of Manager, its officers or employees, nor shall Owner or Owner's insurance company be liable to Manager for accidents arising from conditions solely created out of Manager's breach of the duties and obligations required by this Agreement to be performed by it. Owner may self-insure all or part of the risk described above. Owner's coverage will be primary with respect to claims not herein excluded. The foregoing is not intended to affect the general requirement of this Agreement that the Facility shall be managed, operated and maintained in a safe condition and in a proper and careful manner. Manager shall furnish whatever information is reasonably requested by Owner for the purpose of establishing the placement of insurance coverages and shall aid and cooperate in every reasonable way with respect to such insurance and any loss covered thereunder. The professional liability insurance which is included in the coverage being maintained by Manager on behalf of Owner for the Facility as of the date of this Agreement, and which has been approved by Owner ("Approved Professional Liability Insurance"), is being provided without additional premium beyond the amount Manager would pay for standard commercial general liability coverage which did not include professional liability coverage. If, at any time that this Agreement remains in effect Manager's current insurance carrier charges an additional premium for the Approved Professional Liability Insurance coverage or if Manager obtains the Approved Professional Liability Insurance coverage from a different carrier and must pay a premium for that Approved Professional Liability Insurance coverage, Manager shall be solely responsible for the payment of such premiums and Owner shall have no obligation whatsoever to reimburse Manager for the cost of such premiums. If Manager fails to pay such premiums at any time, Owner may pay such premiums and deduct the amount paid from the Management Fee. The professional liability coverage which Manager must keep in place at all time shall have coverage limits and deductibles and be of the same form (written on an occurrence basis) as the Approved Professional Liability Insurance coverage. Liability insurance should have the following minimum amounts:

         (a) Each Claim - $1,000,000 per occurrence and must include a professional liability endorsement if a separate policy does not exist.
         (b) Deductible - $25,000 or more. Owner to decide amount at the inception of a new policy year. Any deductible payments will not be included in Facility Operating Expenses.
         (c)      General Aggregate - $3,000.000 per policy term.
         (d) Umbrella/Excess - $3,000,000 per occurrence or as mutually agreed to by Owner; and
         (e) Business Auto Liability including hired and non-owned auto coverage - $1,000,000 combined single limit.

         9.3. Additional Insurance. Manager shall continuously maintain, at Owner's cost, and furnish Owner certificates evidencing the existence of the following insurance policies:

                  (a) Worker's Compensation - the statutory minimum required in the state where the Facility is located;
                  (b) Employers' Liability - $1,000,000 or such other higher limits imposed in accordance with the requirement, if any, of the laws of the state where the Facility is located;
                  (c) Fidelity and Crime Insurance known as "Dishonesty, Disappearance & Destruction" (3-D Policy) or individual policies covering: dishonesty of employees; loss of money and securities inside the Facility, being transported by messenger, or loss outside of the Facility due to dishonesty, disappearance, or destruction; depositor/check forgery. Minimum amounts should be the greater of $1,000,000 or 2 months of rent receipts.

The certificate shall contain an endorsement that Owner will be given at least thirty (30) days prior written notice of cancellation of or any material change in the policy. This insurance will be primary for any occurrences described in
Section 9.2 above. Manager's respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies. Owner shall be named as an additional insured on the Manager's Commercial General Liability insurance.

         9.4. Subcontractor's Insurance. Manager shall require that all subcontractors performing repairs or providing any services for an amount in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) and who are brought onto the Facility have insurance coverage at the subcontractor's expense, in the following minimum amounts:

                  (a) Workers Compensation - the statutory minimum required in the state where the Facility is located;

                  (b) Employer's Liability - $500,000 or such other higher limits imposed in accordance with the requirement, if any, of the laws of the state where the Facility is located;

                  (c) Commercial General Liability - $1,000,000 per occurrence, $2,000,000 general aggregate with Products/Completed Operations coverage (with evidence of Products/Completed Operations Coverage shown for a minimum of two years following completion of the work described in the contract);

                  (d) Business Auto Liability including hired and non-owned auto coverage - $1,000,000 combined single limit; and

                  (e)   Umbrella/Excess   -   $2,000,000   or  more  as   deemed
                  appropriate.

This insurance will be primary and noncontributory with respect to the insurance described in Sections 9.1 and 9.2 above. Manager shall insure that Manager and Owner are named as additional insureds on the subcontractor's Commercial General Liability insurance. The subcontractor's respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies. Manager shall obtain and keep on file a Certificate of Insurance, which shows that the subcontractor is so insured. Manager must obtain Owner's permission to waive any of the above requirements. Higher amounts may be required if the work to be performed is hazardous.

         9.5. Certificates of Insurance. Any contract requires that such party maintain any insurance coverage, Manager shall obtain insurance certificates annually, or more frequently as required pursuant to the applicable lease or contract, from each such party and review the certificates for compliance with such lease or contract terms.

         9.6. Mutual Waivers. Owner, on behalf of itself and its insurers, waives its rights of recovery against Manager or Manager's officers, directors and employees, for damages sustained by Owner as a result of any damage to the Facility arising from any risk or peril generally covered or coverable by any insurance policy actually carried by or required to be carried by Owner pursuant to the terms of this Agreement, and Owner agrees that no party shall have any such right of recovery by way of subrogation or assignment. Manager, on behalf of itself and its insurers, waives its rights of recovery against Owner or Owner's officers, directors and employees, for damages sustained by Manager as a result of any damage to any Facility arising from any risk or peril generally covered or coverable by any insurance policy actually carried by or required to be carried by Manager pursuant to the terms of this Agreement, and Manager agrees that no party shall have any such right of recovery by way of subrogation or assignment. Owner and Manager shall each notify their respective insurance carriers of the mutual waivers herein contained and shall cause their respective insurance policies required hereunder to be endorsed, if necessary, to prevent any invalidation of coverage as a result of the mutual waivers herein contained.

         9.7. Cooperation With Insurance Carriers. Manager shall cooperate with and provide reasonable access to Facility to agents of any and all insurance companies and/or insurance brokerages or agencies who may, from time to time, be involved with the issuance of insurance policies or with inspections of the Facility in connection with insurance policies then in force. Manager agrees to use all reasonable efforts to comply with any and all requirements of such insurance companies or their agents, and agrees to exercise due care not to use the Facility or permit the same to be used for any purpose which would make void or voidable any of such insurance policies, and shall not keep or knowingly allow to be kept on the Facility any material, machinery, equipment, substance or other things which may make void or voidable any such insurance policies.

         9.8. Compliance With Insurance Policies. Manager shall be responsible for full compliance with all duties in the event of loss, or the assistance and cooperation in the event of loss, with any insurance policy held by Owner with respect to the Facility so as to avoid any loss insured thereunder from being uncollectible. Owner will notify Manager of specific actions or prohibited actions of which Owner is aware that are necessary for such compliance.

         9.9. Insurance Claims. Manager shall promptly investigate all accidents, claims or damage relating to the ownership, operation and maintenance of the Facility and any damage or destruction to the Facility. Manager shall prepare a written notice to the applicable insurance company describing the matter  at  issue  and  Manager  shall  send a copy  of  such  notice  to  Owner contemporaneously with sending such notice to the insurance company within 7 days of becoming aware of the matter. Manager acknowledges receipt of a separate Claims Procedure Manual which outlines in more detail the steps and documentation to follow should a potential claim arise and Manager agrees to comply with the terms of such Claims Procedure Manual. Manager shall take no action which may operate, or omit to take any action which, if not taken, may operate, (a) to bar Owner from obtaining any protection or payment under any policies of insurance held by either Owner or Manager or (b) to prejudice Owner's defense in any legal proceeding arising out of, or otherwise prevent Owner from protecting its interests against, any such claim; provided, however, nothing herein shall be construed to prohibit or restrict Manager from cooperating with any investigation in good faith and honestly. If any such accident, claim, damage or destruction shall result in the commencement of a lawsuit or other similar proceeding, Manager shall provide such services in connection therewith as shall reasonably be necessary. Owner or its insurance carrier shall have the exclusive right, at Owner's option, to conduct the defense of any claim, demand, liability or suit. Manager shall have no right to settle, compromise or otherwise dispose of any claims, demands, liabilities or suits for amounts in excess of $25,000.00, whether or not covered by insurance, without the prior written consent of Owner.

         9.10  Financial  Condition  of  Carriers.   Carriers  for  Manager  and
Subcontractor coverages above should be A.M Best Insurer Financial Strength rating of A- or better (if unavailable, S&P A or better will be acceptable), and Financial Size Category of VIII or larger. Lloyd's of London syndicates Minimum Stamp Capacity of $100 MM (US).

         Section 10. MANAGER'S HOME OFFICE PERSONNEL. In addition to the other managerial services provided for in this Agreement, Manager shall be obligated to make available to the Facility, as needed, accounting, budgeting, management, personnel, purchasing, quality assurance, polices and procedures, and third-party reimbursement. Manager shall provide these supervisory services to the on-site employees to the extent necessary for the on-site employees to provide the level of service required by this Agreement. Manager shall not charge Owner (apart from the Management Fee) for the services of the home office supervisory personnel in the referenced areas but who are not on-site employees, except for travel expenses to the extent expressly permitted by Section 3.2.

         Section 11. REPRESENTATIONS AND WARRANTIES. Owner and Manager make the following representations and warranties to the other party:

         11.1. Status. The representing party is duly organized and validly existing in good standing under the laws of its state of its organization, is qualified to conduct business in the State of California, and has all necessary power to carry on its business as now being conducted, to operate its properties as now being operated, to carry on its contemplated business, to enter into this Agreement and to observe and perform its terms.

         11.2. Authority and Due Execution. The representing party has full power and authority to execute and to deliver this Agreement and all related documents and to carry out the transactions contemplated by this Agreement. The execution of this Agreement by such party will not, with the passing of time, the giving of notice, or both, result in a default under or a breach or violation of such party's (i) organizational documents; or (ii) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body; (iii) or any mortgage, note, bond, indenture, agreement, lease, license, permit or other instrument or obligation to which such party is now a party or by which such party or any of its assets may be bound or affected. This Agreement constitutes a valid and binding obligation of the representing party, enforceable against such party in accordance with its terms, to the extent that its enforceability is limited by applicable bankruptcy, reorganization, insolvency, receivership or other laws of general application or equitable principles relating to or affecting the enforcement of creditors' rights.

         11.3. Litigation. There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of the representing party, threatened against such party, its properties or business which seeks to enjoin or prohibit it from entering into this Agreement.

         Section 12.       TERMINATION.

         12.1. Termination for Cause.

         (a) Bankruptcy, etc. If either party is dissolved or liquidated, or shall apply for or consent to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or if an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating the party a bankrupt or insolvent or approving a petition seeking reorganization of the party or appointing a receiver, trustee or liquidator for the party or all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days, then in case of any such event, this Agreement shall immediately expire, at the other party's option.

         (b) Default. If Owner or Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it and such default shall continue for a period of thirty (30) days after written notice by the non-defaulting party to the other specifying the default in question and requesting that the default be cured, then the non-defaulting party may terminate this Agreement, on ten (10) days further written notice to the other party or may pursue other remedies including, without limitation, legal action for breach of contract, provided that, except with respect to monetary defaults of Owner or Manager, if the defaulting party has commenced cure within thirty (30) days, and continually and diligently pursues such cure to completion as soon as reasonably possible, then the right to give such notice of termination shall be suspended for the time necessary to effect such cure. Such termination by either party shall be without prejudice to either party to receive all of the fees and reimbursements provided in this Agreement, including, without limitation, reimbursements for the Employment Costs due for the period through the date of termination.

         (c) Willful Misconduct. In addition to its rights set forth above, Owner shall have the right, after thirty (30) days' prior written notice to Manager to terminate this Agreement if, because of Manager's willful misconduct (which shall not include any willful act of Manager which is due to Owner's breach of this Agreement including Owner's failure to pay an amount due hereunder), there has been a formal notice by the appropriate governmental or regulatory agency (the "Notice"), that the operating license for a Facility will be revoked, suspended, or qualified in any material adverse respect, which Notice is not rescinded, vacated or stayed by action of Manager (or otherwise) on or before the earlier of (i) thirty (30) days prior to the effective date of the adverse action, as set forth in the Notice, or (ii) ninety (90) days of its issuance.

         12.2. Termination Without Cause.

         (a) Damage/Condemnation. The Owner and the Manager shall each have the option to terminate this Agreement, upon thirty (30) days' prior written notice to the other, upon the occurrence of any of the following events with respect to the Facility:

                  (i) the Facility or any material portion of the Facility is damaged or destroyed to the extent that in the written opinion of an independent architect or engineer reasonably acceptable to both parties (A) it is not practicable or desirable to rebuild, repair or restore the Facility to its condition immediately preceding such damage within a period of twelve (12) months; or (B) the conduct of normal operations of the Facility would be prevented for a period of twelve (12) months or more; or

                  (ii) title to or the temporary use of, all or substantially all of, a Facility is taken under the exercise of the power of eminent domain by a governmental authority which in the opinion of an independent architect or engineer reasonably acceptable to both parties, prevents or is likely to prevent the conduct of normal operations at the Facility for a period of at least twelve
(12) months.

         (b) Sale. Provided that Owner has complied with Section 16 hereof, Owner and the Manager shall each have the option to terminate this Agreement, upon thirty (30) days' prior written notice to the other, in the event Owner sells the Facility to an unaffiliated third party. This termination right shall also apply in the event that the Facility is sold in connection with a foreclosure, power of sale or deed-in-lieu of foreclosure such that the buyer of the Facility under any of such scenarios may terminate this Agreement, effective as of the date it takes title, so long as thirty (30) days' prior notice was given to Manager. If Owner sells the Facility and, as a result of the sale, elects to terminate this Agreement pursuant to this Section 12.2(b) prior to January 1, 2006, Owner will pay to Manager, within thirty (30) days following the effective date of the termination, the entire amount of the Management Fee that would have been due and payable to Manager for the period from the effective date of the termination through December 31, 2005.

         (c) NOI Threshold. If the Facility does not, during calendar year 2005 or any calendar year thereafter, have an NOI of at least One Million Three Hundred Thousand Dollars ($1,300,000.00), the Owner shall have the right, within thirty (30) days after determination of such shortfall and notice to Manager, to terminate this Agreement. In the event of the exercise of this termination right by Owner, this Agreement shall terminate effective one hundred twenty (120) days after notice of termination under this Section is given to Manager. "Net Operating Income" or "NOI" for the purpose of this Section shall mean Gross Revenues less all Facility Operating Expenses, as defined in Section 15.14 below.

         12.3. Effect of Termination. Upon any termination by Owner or Manager for cause pursuant to Section 12.1 of this Agreement, without cause pursuant to
Section 12.2 of this Agreement, or upon expiration of the term of this Agreement, or for any other reason as permitted under the terms of this Agreement, all amounts payable to Manager from Owner under this Agreement up to the date of such termination shall be immediately due and payable. Upon any termination of this Agreement, regardless of the cause, Manager shall be obligated to comply fully with the provisions of Section 3.17 above.

         Section 13. NOTICES. Any notice, communication or demand requiring or permitted to be given under this Agreement shall be in writing (including facsimile communications) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by facsimile transmission or by personal delivery. All notices shall be sent to the applicable party at the following addresses:

To Owner, by addressing the same to:

                           SHP II Carmichael, LLC
                                           and
                           Senior Housing Partners II, L.P.
                           c/o Prudential Real Estate Investors
                           Two Ravinia Drive, Suite 1400
                           Atlanta, GA   30346-2110
                           Attention:  Mr. John W. Dark
                           Telephone:       (770) 395-8635
                           Facsimile:       (770) 395-8454

         with a copy to:

                           Alston & Bird LLP
                           1201 W. Peachtree Street
                           Atlanta, Georgia  30309-3424
                           Attention:  Mark C. Rusche, Esq.
                           Telephone:       (404) 881-7000
                           Facsimile:       (404) 881-7777

         To Manager, by addressing the same to:

                           Capital Senior Living, Inc.
                           14160 Dallas Parkway, Suite 300
                           Dallas, Texas  75254
                           Attn:  David R. Brickman
                           Telephone:       (972) 770-5600
                           Facsimile:       (972) 770-5666
         with a copy to:

                           Jenkens & Gilchrist
                           1445 Ross Avenue, Suite 3200
                           Dallas, Texas  75202
                           Attn:   Winston Walp, II, Esq.
                           Telephone:       (214) 855-4500
                           Facsimile:       (214) 855-4300


Any such property given notice shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of facsimile communication, one (1) business day after delivery to a nationally recognized overnight courier, or five (5) business days after deposit in the mail, return receipt requested.

         Section 14.       COSTS AND EXPENSES; INDEMNITY AND INSURANCE.

         14.1. Costs and Fees. Except as otherwise expressly provided in this Agreement, and except for expenses included in the approved Annual Budget or as otherwise permitted in this Agreement, all fees, costs, expenses and purchases arising out of, relating to or incurred in the operation of the Facility, including, without limitation, the fees, costs and expenses of consultants and professionals, shall be the sole responsibility of Owner. Manager, by reason of the execution of this Agreement or the performance of its services under this Agreement, shall not be liable for or deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of Owner whatsoever, arising out of or relating to the Facility or incurred at any of its administrative offices in the performance of its obligations hereunder, provided that such liabilities and debts are incurred by Manager within the scope of the liabilities or expenses contemplated to be incurred by Manager under the terms of this Agreement. Manager shall have no obligations to advance any sums required to maintain necessary licenses and permits and to otherwise keep the Facility operating as a long-term care facility, without assurances that the necessary funds for the discharge of any such liability of any such obligation will be punctually paid by Owner.

         14.2. Indemnification.

                  (a) Subject to the application of any insurance coverages, Owner shall indemnify, defend and hold Manager and Manager's agents, officers, employees, directors, shareholders, partners and members (Manager and all such parties being collectively referred to as "Manager's Indemnified Parties"), harmless from and against any and all claims, losses, costs, damages, liabilities, suits, actions, proceedings, judgments, fines, penalties, charges and expenses, including reasonable attorneys' fees (collectively, "Claims"), that may be asserted against, imposed upon or incurred by Manager's Indemnified Parties with respect to the operation of the Facility provided Manager acted in a manner Manager reasonably believed to be in or not opposed to the best interests of Owner and provided such Claims do not result from the gross negligence or willful misconduct of any of the Manager Indemnified Parties. This indemnification shall survive the termination or expiration of this Agreement.

                  (b) Subject to the application of any insurance coverages, Manager shall indemnify and hold Owner harmless from and against any and all Claims, demands, obligations, that may be asserted against, imposed upon or incurred, caused or occasioned by Manager's acting in bad faith and in a manner reasonably believed not to be in the best interests of Owner or arising out of the gross negligence or willful misconduct of any of the Manager Indemnified Parties, except to the extent such Claims result from the gross negligence or willful misconduct of Owner. This indemnification shall survive the termination or expiration of this Agreement.

         Section 15. MISCELLANEOUS.

         15.1. Government Regulations. In accordance with its obligations under this Agreement, Owner and Manager shall operate and maintain the Facility in compliance with the requirements of any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over the Facility. If for any reason any term or condition of this Agreement is found to be invalid or contrary to government laws, rules, regulations or orders, Owner and Manager agree to immediately and in good faith modify such term or condition to comply with such government law, rule, regulation or order.

         15.2. Good Faith Effort by Manager. Manager shall act in good faith and use its reasonable efforts to perform its obligations under this Agreement, but shall have no liability to Owner for any decisions made with respect to or any actions taken or in the omission of any actions in connection with the Facility's operations, so long as such decisions, actions or omissions were made or taken in good faith and met the standard of care set forth herein. Any action taken or omitted by Manager in reliance on written advice from accountants with respect to financial reporting matters or legal counsel with respect to legal questions shall be conclusively deemed to have been taken in good faith. The liability of Manager to Owner is limited to actual damages suffered by Owner as a direct and proximate result of Manager's breach under any provision of this Agreement. Manager makes no warranties, express or implied, and shall not assume any financial or other responsibilities in connection with its obligations under this Agreement, except as specifically provided in this Agreement. Manager shall be responsible for managing the Facility and all of their assets and services with the same diligence and skill as is employed by prudent owners and managers in the management of similar senior independent living residential facilities, and consistent with the provisions of this Agreement and in substantial compliance with all obligations imposed on Owner which are known to Manager.

         15.3. Assignment. Manager shall not assign its rights or obligations under this Agreement without prior written consent of Owner.

         15.4. Subordination. Manager agrees that this Agreement shall be subordinate to any third-party financing from time to time obtained by the Owner for purposes of financing the Facility. Manager shall execute such documents as may be reasonably requested by the Owner and/or its lender in order to evidence such subordination. Manager acknowledges that any such lender shall have the right to terminate this Agreement for any reason or no reason upon the occurrence of a default by Owner under the loan documents or upon such lender acquiring Owner's title to the Facility or upon such taking possession of the Facility.

         15.5. Retention of Control by Owner. Except as limited by the terms of this Agreement, Owner shall at all times continue to exercise control over the assets and operations of the Facility, and Manager shall perform its responsibilities as described in this Agreement in accordance with written policies and directives adopted by Owner. By entering into this Agreement, Owner does not delegate to Manager any of the powers, duties and responsibilities vested in the Owner by law, or by its governance documents. Owner may, according to the terms of this Agreement adopt the Facility's policy, recommendations or proposals made by Manager, provided that any such policies shall be consistent with the terms of this Agreement.

         15.6. Books and Records. Manager shall make available to Owner for inspection and copying by Owner upon reasonable request, all books and records and financial data relating to the Facility. Manager shall provide Owner with copies of all licensure and/or certification surveys conducted at the Facility.

         15.7. Binding Agreement. The terms, covenants, conditions, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of Owner and Manager, their successors and assigns.

         15.8. Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership, joint venture or lease between Owner and Manager with respect to the Facility.

         15.9. Entire Agreement; Amendments. This Agreement, including the Schedules attached hereto, contain the entire agreement between the parties hereto with respect to the subject matter, and no prior oral or written, and no contemporaneous oral representations or agreements between the parties with respect to the subject matter of this Agreement shall be of any force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Owner and Manager.

         15.10. Governing Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of California applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

         15.11. Arbitration of Accounting Matters. If any controversy should arise between the parties in the performance, interpretation and application of this Agreement which involves accounting matters, either party may serve upon the other a written notice stating that such party desires to have the controversy reviewed by an arbitrator, who shall be a representative of a firm specializing in accounting in the senior independent living industry. If the parties cannot agree within fifteen (15) days from the service of such notice, upon the selection of such an arbitrator, the arbitrator shall be selected or designated by the American Arbitration Association upon the written request of either party hereto. Arbitration of such controversy, disagreement or dispute shall be conducted in accordance with the rules then in force of the American Arbitration Association and the decision and award of the arbitrator so selected shall be binding upon Owner and Manager.

         15.12. Maintenance of Books, Records and Documents. Manager shall make available to Owner for a three (3) year period after the termination of this Agreement such books, documents and records relating to the nature and extent of the costs of the services provided by Manager under this Agreement. Manager further agrees that in the event it carries out any of its duties under this Agreement through a subcontract with a value or cost of Ten Thousand Dollars ($10,000) or more over a twelve (12) month period, such subcontract shall contain a clause identical to that contained in the first sentence of this Section.

         15.13. Further Assurances. At any time and from time to time during the term of this Agreement, at either party's request, each party shall promptly execute and deliver all such further agreements, certificates, instruments and documents, including a certificate of Owner in a form reasonably satisfactory to Manager stating that this Agreement is in effect with respect to, and is binding against, Owner, and each party shall perform such further actions, as the other party may reasonably request in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

         15.14. Certain Definitions.

                  (a)  Affiliate.   The  term   "Affiliate,"  as  used  in  this
Agreement, means a person that, directly or indirectly, controls or is controlled by, or is under common control with, the person specified.

                  (b) Person. The term "person," as used in this Agreement means any individual, sole proprietorship, joint venture, corporation, partnership, governmental body, regulatory agency or other entity of any nature.

                  (c) Gross Revenue. The term "Gross Revenue," as used in this Agreement, means all revenues accrued during the term of this Agreement from the operation of the Facility, whatever source, including, without limitation, rental income from residents, space rentals, service fee income, food income, assisted living income (if any), guest fees, and other income generated from the operation of the Facility excluding all proceeds from or otherwise attributable to a sale, financing, re-financing, equity contribution or similar capital event. Gross Revenue shall exclude insurance proceeds (except for rent loss proceeds), condemnation awards, and security deposits (unless forfeited).

                  (d) Facility Operating Expenses. The term "Facility Operating Expenses" shall mean all costs and expenses of whatsoever kind (excluding debt service on mortgage loans encumbering the Facility and excluding taxes, insurance, capital expenses, capital reserves and amounts paid for items covered by insurance but which are under the deductible limits) that are paid or accrued by Owner with respect to the Facility, regardless of whether paid directly or by reimbursing Manager. In calculating Facility Operating Expenses for any annual period, expenses for the Facility that are attributable to longer periods of time shall be appropriately pro-rated and allocated to that year (e.g. 1/2 of a two year payment, 1/3 of a three year payment).

         15.15. Attorneys' and Other Fees. Should either party institute any action or proceeding to enforce or interpret this Agreement or any provision hereof, for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' and other fees, incurred by the prevailing party in connection with such action or proceeding. The term "attorneys' and other fees" shall mean and include attorneys' fees, accountants' fees, and any and all other similar fees incurred in connection with the action or proceeding and preparations therefor. The term "action or proceeding" shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

         15.16. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         15.17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one (1) original counterpart hereof.

         Section 16. Right of First Offer for Sale of Property. Provided each and every one of the Conditions Precedent (as defined below) are met, Owner hereby agrees to give Manager a right of first offer ("Offer Right") to purchase the Facility on all of the terms and conditions hereinafter set forth in this
Section 16. The term "Conditions Precedent" shall mean that (i) none of the circumstances set forth in Section 12.1 of this Agreement which would give rise to Owner's right to terminate this Agreement for cause shall exist, and (ii) the Facility shall have generated an average annual NOI of One Million Four Hundred Ninety Thousand Dollars ($1,490,000.00) or greater during each of the calendar years that Owner has owned the Facility (with appropriate proration for any partial years).

                  (a) If the Conditions Prececent to Manager's Offer Right are satisfied and Owner desires to sell the Facility, Owner shall provide Manager a notice ("Sale Proposal") setting forth the amount, and other material terms upon which Owner intends to attempt to sell the Facility to a third-party purchaser.

                  (b) Within thirty (30) days after receiving the copy of the Sale Proposal, Manager shall notify Owner that either: (i) Manager elects to exercise its Offer Right to acquire the Facility for the amount and in accordance with the terms set forth in the Sale Proposal (a "Purchase Election Notice"), or (ii) Manager does not want to exercise its Offer Right for the amount in Owner's Sale Proposal, but that Manager will exercise the Offer Right for an amount set forth in Manager's attached counteroffer ("Manager's Counteroffer"), or (iii) that Manager elects not to exercise its Offer Right and does not elect to make a Counteroffer. Failure of Manager to deliver a Purchase Election Notice or a Manager's Counteroffer within such thirty (30) day period shall be deemed an election by Manager not to exercise its Offer Right and not to make a Manager's Counteroffer and to allow Owner to proceed with a sale of the Facility under Section 16(b)(ii) below without regard to the price obtained by Owner.

                  (i) If Manager gives a Purchase Election Notice, the purchase price to be paid by Manager for the Facility shall consist wholly of cash, unless the Sale Proposal provides otherwise. Within thirty (30) days of Manager's delivery of Manager's Purchase Election Notice, Manager shall deliver an earnest money deposit, payable to Owner, in an amount equal to 5% of the purchase price of the Facility (said amount, together with any interest earned thereon, being hereinafter called the "Deposit"). If within such applicable thirty (30) day periods Manager shall deliver a Purchase Election Notice and the Deposit to Owner, then Owner and Manager shall promptly proceed with the purchase and sale pursuant to this Section 16, the closing to take place within one hundred twenty (120) days following the date of the Purchase Election Notice, in which event the Deposit shall be credited to Manager against the total purchase price of the Facility; provided, however, that if such closing shall fail to occur because of a default by Manager, then Owner shall have the right, as its exclusive remedy, to retain the Deposit as liquidated damages, it being agreed that in such instance its actual damages would be difficult, if not impossible, to ascertain. After any such default under this Section 16 by Manager, Owner shall have the right to sell the Facility without regard to this
Section 16 and Manager's Offer Right shall be null and void and of no further force or effect. If no default occurs, the closing shall take place during normal business hours at the office of Owner's counsel or as otherwise agreed by the parties. All prorations of real estate taxes, rents, etc., shall be made as of the date of sale. All real property transfer taxes shall be paid for by Owner and all recording fees and other closing costs shall be paid for by Manager.


                  (ii) If Manager elects not to provide a Purchase Election Notice but does provide a Manager's Counteroffer, Owner shall notify Manager, within ten (10) business days of Owner's receipt of Manager's Counteroffer whether or not Owner elects to sell the Facility to Manager in accordance with all of the terms and conditions of Owner's Sale Proposal except that the purchase price will be at the amount set forth in Manager's Counteroffer. If Owner so elects, then, within thirty (30) days of Owner's notice to Manager of its acceptance of the Manager's Counteroffer, Manager shall deliver a Deposit as described in Subsection 16(b)(i) above and the purchase and sale of the Facility will occur as otherwise described in Subsection 16(b)(i) above within one hundred twenty (120) days of Owner's election. If Owner does not deliver a notice to Manager, within such ten (10) business day period, accepting Manager's Counteroffer, Owner will be deemed to have rejected Manager's Counteroffer and Owner shall then be entitled to sell the Facility at any time within one (1) year of the date Owner elects (or is deemed to have elected) not to accept Manager's Counteroffer, on any terms and conditions Owner finds acceptable to any third party so long as the third party pays a purchase price for the Facility which is greater than the amount set forth in Manager's Counteroffer. If the purchase price is less than or equal to the purchase price set forth in Manager's Counteroffer, Owner must give Manager notice of the terms of such third party's offer (the "Alternative Offer"). Manager shall then have the right, for a period of ten (10) days after its receipt of such notice from Owner, to elect to purchase the Facility on the terms set forth in the Alternative Offer, except that Manager's purchase price shall be payable wholly in cash, unless the Alternative Offer provides otherwise. If Manager shall deliver notice of such election during such ten (10) day period to purchase the Facility as aforesaid, the purchase and sale pursuant to this Section 16 shall occur within one hundred twenty (120) days after receipt by Owner of the notice of such election. If Manager shall not elect, within such ten (10) day period, to purchase the Facility pursuant to the foregoing provisions of this Section 16, Owner shall have the right to effect a sale of the Facility pursuant to the terms of the Alternative Offer provided that the closing of such sale shall occur not later than ninety (90) days after the closing date specified in the Alternative Offer. If, within thirty (30) days following Owner's delivery of a Sales Proposal to Manager, Manager does not deliver to Owner either a Purchase Election Notice or a Manager's Counteroffer, then Owner shall be entitled to sell the Facility at any time within one (1) year of the date Manager elects (or is deemed to have elected) not to provide either a Purchaser's Election Notice or a Manager's Counteroffer, on any terms and conditions and for any price Owner finds acceptable to any third party and without any obligation whatsoever to provide an Alternative Offer to Manager. If Owner has not sold the Facility within the applicable one (1) year period set forth in this Section 16(b)(ii) (or within ninety (90) days as to an Alternative Offer), then the provisions of this Section 16 shall again apply to any proposed sale by Owner.

                  (c) This Offer Right shall not apply with respect to any foreclosure or any conveyance pursuant to the exercise of a power of sale, any deed-in-lieu of foreclosure or any other similar conveyance arising out of the exercise by any lender of its rights with respect to the Facility. In addition, in the event this Offer Right is provided to Manager and a third party acquires the Facility pursuant to the terms of a Sale Proposal or an Alternative Offer and the third party purchaser elects to assume Owner's rights under this Agreement, this Section 16 and all of Manager's rights hereunder (including, without limitation, the Offer Right) shall be null and void and of no further force or effect whatsoever with respect to any sale by the third party who acquired the Facility from Owner or any successor purchaser thereafter.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives, as of the day and year first above written.

OWNER:

SHP II CARMICHAEL, LLC,
a Delaware limited liability company

By:      Senior Housing Partners II, L.P.,
         a Delaware limited partnership,.
         its Manager

         By:      Senior Housing Partners II, L.L.C.,
                  a Delaware limited liability company,
                  its General Partner

                  By: The Prudential Insurance Company of America, a New Jersey corporation, its Managing Member

                           By:  /s/ John W. Dark
                              --------------------------------------------------
                           Name:   John W. Dark
                                  -------------------------------------
                           Its:    V.P.
                                 -----------------------------------------------


                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

MANAGER:

CAPITAL SENIOR LIVING, INC.,
a Texas corporation



By:        /s/ Lawrence A. Cohen
         -----------------------------------------------------
          Lawrence A. Cohen, CEO
         -------------------------------------------















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